Exhibit 10.12

EMPLOYMENT SECURITY AGREEMENT
     THIS EMPLOYMENT SECURITY AGREEMENT (the “Agreement”) is entered into this                      day of                     , 200___, between Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), and                                        (“Employee”).
     Employee is employed by the Company or one of its wholly-owned subsidiaries (referred to collectively as the “Company”) and the Company desires to provide certain security to Employee in connection with any potential change in control of the Company. Accordingly, the Company and Employee, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:
1.	Payments and Benefits Upon a Change in Control. If within two (2) years after a Change in Control (as defined below), (i) the Company shall terminate Employee’s employment with the Company without Cause (as defined below), or (ii) Employee shall voluntarily terminate such employment with Good Reason (as defined below), the Company shall provide the benefits and, within thirty (30) days of Employee’s Employment Termination (as defined below), make the payments, described below.
(a)	Cash Payment. The Company shall make a lump sum cash payment to Employee equal to [for Vice President-level employees, insert: “Employee’s annual base salary” ] [for Director-level employees, insert: “one-half of Employee’s annual base salary] at the rate in effect on the date of Employment Termination.

(b)	Short-Year Bonus. The Company shall make a lump sum cash payment to Employee equal to a pro rata portion (based on the date on which Employee’s Employment Termination occurs) of the average of the annual amounts paid to Employee under all annual cash-based incentive or bonus plans or arrangements of the Company, with respect to the last three full fiscal years of Employee’s participation in such plans or arrangements prior to Employment Termination. If Employee’s number of full fiscal years of participation in any such plan or arrangement is less than three, the average amount shall be calculated as the average of the annual amounts paid to Employee over the number of full fiscal years of Employee’s participation in the plan or arrangement.

(c)	Welfare Benefit Plans. With respect to each Welfare Benefit Plan (as defined below), for the period beginning on Employee’s Employment Termination and ending on the earlier of (i) [for Vice President-level employees, insert: “one year” ] [for Director-level employees, insert: “six months” ] following Employee’s Employment Termination, or (ii) the date Employee becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, Employee shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Employee as was the case immediately prior to the Change in Control, or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions,

Employee shall be provided with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Employee shall be entitled to continued group health benefit plan coverage (so-called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefits and coverage provided for in the preceding sentence.
(d)	Salary to Date of Employment Termination. The Company shall pay to Employee any unpaid salary or other compensation of any kind earned with respect to any period prior to Employee’s Employment Termination and a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.
2.	Definitions. For purposes of this Agreement:
(a)	“Cause” shall mean: (i) the conviction of, pleading guilty to, or confessing or otherwise admitting to any felony or any act of fraud, misappropriation or embezzlement; (ii) the act or omission by Employee involving malfeasance or gross negligence in the performance of Employee’s duties and responsibilities to the material detriment of the Company; or (iii) the breach of any provision of any code of conduct adopted by the Company which applies to the Company if the consequence to such violation for any Employee subject to such code of conduct ordinarily would be a termination of his or her employment by the Company.

(b)	(i) “Good Reason” shall exist if:
a.	there is any reduction after the Change Effective Date (as defined below) in Employee’s base salary and/or bonus opportunity without Employee’s express written consent;

b.	there is any reduction after the Change Effective Date in the scope, importance or prestige of Employee’s duties, responsibilities or powers at the Company without Employee’s express written consent; or

c.	the Company transfers Employee’s primary work site to a new primary work site which is more than 30 miles (measured along a straight line) from Employee’s then current primary work site unless such new primary work site is closer (measured along a straight line) to Employee’s primary residence than Employee’s then current primary work site.
(ii)	Notwithstanding the foregoing, no such act or omission shall be treated as “Good Reason” under this Agreement unless:
a.	(1) within 90 days of such act, Employee delivers to the Director — Human Resources a detailed, written statement of the basis for

Employee’s belief that such act or omission constitutes Good Reason, (2) Employee gives the Company a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (3) Employee actually submits his or her written resignation to the Director — Human Resources during the sixty (60) day period which begins immediately after the end of such thirty (30) day period; or

b.	the Company states in writing to Employee that Employee has the right to treat any such act or omission as Good Reason under this Agreement and Employee actually submits his or her written resignation to the Director — Human Resources during the sixty (60) day period which starts on date such statement is actually delivered to Employee.
(c)	“Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred on the earliest to occur of any of the following:
(i)	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), other than an “affiliate” (as that term is defined in Section 5 of Article IV of the Company’s amended and restated certificate of incorporation) of Richard A. Lumpkin, is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing a majority of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company;

(ii)	during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(iii)	the shareholders of the Company approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(iv)	shareholders of the Company approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own at least a majority of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2(c)(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 2(c)(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2(c)(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in § 2(c)(iv)(A) immediately before the consummation of such transaction.
(d)	“Change Effective Date” shall mean either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

(e)	“Employment Termination” shall mean the effective date of: (i) Employee’s voluntary termination of employment with the Company with Good Reason; or (ii) the termination of Employee’s employment by the Company without Good Cause.

(f)	“Welfare Benefit Plan” shall mean each welfare benefit plan maintained or contributed to by the Company, including, but not limited to a plan that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage, in which Employee was participating immediately prior to the date of the Change in Control.
3.	Payment Delayed in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if at Employee’s Employment Termination Employee is a “Key Employee” as defined in Section 416(i) of the Internal Revenue Code (without reference to paragraph 5 thereof), to the extent any amounts payable to Employee pursuant to this Agreement are subject to Section 409A of the Internal Revenue Code, payment of such amounts shall not be made until six months following Employee’s Employment Termination.

4.	Mitigation and Set-Off. Employee shall not be required to mitigate Employee’s damages by seeking other employment or otherwise. Except as provided in Section 1(c) of this Agreement, the Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Employee from sources other than the Company after Employee’s Employment Termination, or any amounts that might have been received by Employee in other employment had Employee sought such other employment. Employee’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Employee’s obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if Employee expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

5.	Restrictive Covenants. While Employee is employed by the Company and for one year following any Employment Termination, Employee shall not be associated, directly or indirectly, as an employee, proprietor, stockholder, partner, agent, representative, officer, or otherwise, with the operation of any business that is competitive with any line of business of the Company for which Employee has provided substantial services, in any geographic area in which such line of business was active at the time of Employee’s Employment Termination, without the prior written consent of the Company, which shall not unreasonably be withheld.

6.	No Solicitation of Customers, Representatives, Agents or Employees. Employee agrees that he shall not, while Employee is employed by the Company and for one year following any Employment Termination, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any customer, representative, agent or employee of the Company to terminate such person’s relationship with the Company or to violate the terms of any agreement between said customer, representative, agent or employee and the Company.

7.	Confidentiality. Employee acknowledges that preservation of a continuing business relationship between the Company and its customers, representatives, and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential the identity of its customers, trade secrets, pricing policies, business affairs, representatives and employees. In view of the foregoing, Employee agrees that he shall not, while employed by the Company and thereafter, without the prior written consent of the Company (which consent shall not be withheld unreasonably), disclose to any person or entity any information concerning the business of, or any customer, representative, agent or employee of, the Company which was obtained by Employee in the course of his employment by the Company. This section shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge.

8.	Assignment; Successors. This Agreement may not be assigned by the Company without the written consent of Employee but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer or substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Employee during Employee’s life, and upon Employee’s death will inure to the benefit of Employee’s heirs, legatees and legal representatives of Employee’s estate.

9.	Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

10.	Amendment or Termination. This Agreement may be amended or terminated at any time by written agreement between the Company and Employee.

11.	Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Employee shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Employee in accordance with the terms of this Agreement.

12.	Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof.

13.	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

14.	Other Agreements. This Agreement supersedes and cancels any prior written or oral agreements and understandings relating to the terms of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

Consolidated Communications Holdings, Inc.

By:

Its:	Employee